Exhibit 4.1

GUARANTEE

Warner Music Group Corp. (the “Guarantor”) hereby unconditionally guarantees WMG Acquisition Corp.’s (i) 5.625% Senior Secured Notes due 2022 (the “Senior Secured Notes”) issued pursuant to the Indenture, dated as of November 1, 2012 (the “Senior Secured Notes Base Indenture”), by and among WMG Acquisition Corp., a Delaware corporation, as issuer (the “Issuer”), the guarantors party thereto (the “Senior Secured Notes Guarantors”), Wells Fargo Bank, National Association, as Trustee (the “Senior Secured Notes Trustee”) and Credit Suisse AG, as Notes Authorized Agent and as Collateral Agent, as supplemented by the Fourth Supplemental Indenture, dated as of April 9, 2014 (“Fourth Supplemental Indenture”), by and among the Issuer, the Senior Secured Notes Guarantors and the Senior Secured Notes Trustee and (ii) 6.750% Senior Unsecured Notes due 2022 (the “Senior Unsecured Notes”) issued pursuant to the Indenture, dated as of April 9, 2014 (the “Senior Unsecured Notes Base Indenture”), by and among the Issuer, the guarantors party thereto (the “Senior Unsecured Notes Guarantors” and, together with the Senior Secured Notes Guarantors, the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee (the “Senior Unsecured Notes Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 9, 2014 (the “First Supplemental Indenture”), by and among the Issuer, the Senior Unsecured Notes Guarantors and the Senior Unsecured Notes Trustee.  The Senior Secured Notes Base Indenture, as supplemented by the Fourth Supplemental Indenture, is referred to herein as the “Senior Secured Notes Indenture” and the Senior Unsecured Notes Base Indenture, as supplemented by the First Supplemental Indenture, is referred to herein as the “Senior Unsecured Notes Indenture” and references to “Indenture” shall be to the Senior Secured Notes Indenture or the Senior Unsecured Notes Indenture, as applicable.

The obligations of the Guarantor pursuant to this Guarantee and each Indenture, are expressly set forth in Article Ten of each Indenture, and reference is hereby made to such Indenture for the precise terms and limitations of this Guarantee.

Capitalized terms used but not defined herein shall have the meanings set forth in the applicable Indenture.

[Signatures on Following Pages]

IN WITNESS WHEREOF, Warner Music Group Corp. has caused this Guarantee to be signed by a duly authorized officer.

DATED: May 7, 2014

WARNER MUSIC GROUP CORP.

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to the Warner Music Group Guarantee]